CERTIFICATE ELIMINATING REFERENCE TO SERIES A 7.5% CONVERTIBLE PREFERRED
                   STOCK FROM THE CERTIFICATE OF INCORPORATION

                                       OF

                      EDUCATIONAL VIDEO CONFERENCING, INC.

      (Pursuant to Section 151 (g) of the Delaware General Corporation Law)

Educational   Video   Conferencing,  Inc.,  a  Delaware  corporation  (the
"corporation"), does hereby certify:

     1.   The name of the corporation is Educational Video Conferencing, Inc.

     2. The designation of the series of shares of stock of the corporation to which this certificate relates is Series A 7.5% Convertible Preferred Stock.

     3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A 7.5% Convertible Preferred Stock were provided for in a resolution adopted by the Board of Directors of the corporation pursuant to authority expressly vested in it by the provisions of its certificate of incorporation. A Second Amended Certificate of Designation, corrected by Certificate of Correction, setting forth such resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation law of the State of Delaware.

     4. The Board of Directors of the corporation has adopted the following resolutions:

          RESOLVED, that none of the authorized shares of the corporation's Series A 7.5% Convertible Preferred Stock are outstanding and none will be issued subject to the Second Amended Certificate of Designation, as corrected by Certificate of Correction, relating there to; and be it further

          RESOLVED, that the proper officers of the corporation are hereby authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the corporation all reference to the Series A Preferred Stock.



Executed on this 17th day of October, 2000

                                            /s/Dr. John J. McGrath
                                            ---------------------------
                                            Dr. John J. McGrath
                                            President